Exhibit 4.1

REPLACEMENT STOCK OPTION PLAN

OF

GOLDEN MINERALS COMPANY

1.                                      INTERPRETATION

In this Stock Option Plan (the “Plan”), the following terms shall have the following meanings:

“Beneficiary” means those Employees, Directors and Consultants of ECU Silver Mining Inc. (“ECU”) or of its subsidiaries who held options to purchase shares of ECU immediately prior to the Effective Time of the Plan of Arrangement (as defined below).

“Change of Control” means any transaction or series of transactions (other than the Plan of Arrangement) pursuant to which any one person or group of persons acting in concert which did not previously own or control, directly or indirectly, over 50% of the issued and outstanding shares of voting stock of the Corporation, acquires, directly or indirectly, ownership or control over such number of shares of voting stock of the Corporation so as to own or control, directly or indirectly, in the aggregate over 50% of the issued and outstanding voting stock of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means any committee of the Board to whom responsibility for administration of the Plan may be delegated.

“Consultant” means, in relation to the Corporation, an individual or Consultant Company, other than an Employee or a Director of the Corporation, that:

a)              is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve months or more, consulting, technical, management or other services to the Corporation or to an affiliate of the Corporation, other than services provided in relation to a distribution;

b)             provides the services under a written contract between the Corporation or the affiliate and the individual or the Consultant Company;

c)              in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an affiliate of the Corporation; and

d)             has a relationship with the Corporation or an affiliate of the Corporation that enables the Consultant to be knowledgeable about the business and affairs of the Corporation.

“Consultant Company” means for an individual Consultant, a corporation or partnership of which the individual is an employee, stockholder or partner.

“Corporation” means Golden Minerals Company.

“Director” means a director, senior officer or Management Company Employee of the Corporation or a director, senior officer or Management Company Employee of the Corporation’s subsidiaries to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws.

“Effective Date” means the date shown upon the Certificate of Arrangement which gives effect to the Plan of Arrangement.

“Effective Time” means 12:01 a.m. on the Effective Date.

“Employee” means:

a)              any person employed by the Corporation or its subsidiary;

b)             an individual who works full-time for the Corporation or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

c)              an individual who works for the Corporation or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

“Exchange” means the NYSE Amex LLC and the Toronto Stock Exchange or, if the common stock of the Corporation is not listed on either exchange at the relevant time, such other stock exchange on which the common stock of the Corporation may be listed at such time;

“Investor Relations Activities” means any activities, by or on behalf of the Corporation or a stockholder of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

a)              the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation:

i.              to promote the sale of products or services of the Corporation, or

ii.             to raise public awareness of the Corporation,

that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

b)             activities or communications necessary to comply with the requirements of:

i.              applicable securities laws, or

ii.             the Exchange or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Corporation;

c)              communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

i.              the communication is only through the newspaper, magazine or publication, and

iii.            the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

d)             activities or communications that may be otherwise specified by the Exchange.

“Management Company Employee” means an individual employed by a person providing management services to the Corporation which are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a person engaged in Investor Relations Activities.

“Offered Shares” means the shares of common stock of the Corporation which shall be the subject matter of the Replacement Options (as defined below) granted pursuant to the Plan.

“Stock Exchange Rules” means the applicable rules of any stock exchange or quotation system upon which stock of the Corporation is listed or quoted, as applicable.

2.                                      PURPOSE OF THE PLAN

2.1                               This Plan governs the Replacement Options granted to Beneficiaries in connection with a plan of arrangement involving ECU and the Corporation pursuant to Chapter XVI — Division II of the Business Corporations Act (Québec) (the “Plan of Arrangement”), under which the Corporation acquired all of the issued and outstanding securities of ECU, making ECU a wholly owned subsidiary of the Corporation. Pursuant to the Plan of Arrangement, options to purchase common stock of ECU under the Stock Option Plan adopted by ECU on November 30, 2006 and amended on May 1, 2009 (the “ECU Options”) were replaced with options to acquire that number of Offered Shares as the holders of the ECU Options would have acquired if such holders had exercised such ECU Options immediately prior to the Effective Time and had received ECU Shares in exchange therefor (the “Replacement Options”).

2.2                               The Corporation shall not issue any options pursuant to the Plan except the Replacement Options.

3.                                      ELIGIBILITY

3.1                               Replacement Options shall be granted and issued only to persons who held ECU Options immediately prior to the Effective Time. In the case of Consultants, the agreement governing their relationship with the Corporation may also set forth the terms and conditions governing their exercise of Replacement Options.

4.                                      TYPE AND NUMBER OF SHARES OFFERED

4.1                               The Offered Shares shall be shares of common stock, par value US$0.01, of the Corporation.

4.2                               The authorized capital of the Corporation consists of 100,000,000 shares of common stock, par value US$0.01 per share. Each share of common stock carries the right to one vote in all circumstances, the right to receive any dividend declared by the directors of the Corporation and the right to share in the residue of its property upon its dissolution, subject, in each case, to the superior right of outstanding shares of preferred stock, if any.

4.3                               Subject to the provisions of Section 11.1 relating to adjustments upon changes in common stock, the common stock that may be issued pursuant to the Replacement Options granted under this Plan shall not exceed 661,750 shares, which is equal to the number of shares that would be issuable upon exercise of the ECU Options multiplied by the exchange ratio of 0.05, after adjustment for rounding of fractional shares in accordance with the Plan of Arrangement.

5.                                      SUBSCRIPTION PRICE

5.1                               The subscription price at which the Offered Shares may be subscribed for and purchased by the Beneficiaries shall be equal to the subscription price at which the ECU Options would have been exercisable, divided by the exchange ratio of 0.05.

6.                                      VESTING

6.1                               Replacement Options awarded pursuant to the Plan shall contain such conditions relating to the vesting of the right to exercise a Replacement Option awarded to any Beneficiary as were applicable to the ECU Options exchanged for such Replacement Option.

7.                                      USE OF PROCEEDS

7.1                               The proceeds generated from the sale of Offered Shares issued pursuant to the Plan shall be used, when received, for the general needs of the Corporation in the normal course of its business.

8.                                      CONDITIONS AND GENERAL DESCRIPTION OF THE PLAN

8.1                               The Replacement Options provided for in the Plan shall be evidenced by means of an option certificate delivered to each Beneficiary in the form of Schedule A. Each option certificate shall be dated as of the Effective Date, and shall permit the Beneficiary to subscribe, at the subscription price calculated in accordance with Section 5.1, for the number of Offered Shares referred to in such certificate, according to the vesting schedule determined in accordance with Section 6.1 for each exercise period (the “Exercise Period”) throughout the term of the Replacement Option (the “Term of the Option”), as established by the certificate, which term shall be equal to the term remaining under the corresponding ECU Option exchanged for such Replacement Option.  Nonetheless, if, with respect to any Exercise Period, Replacement Options are exercised by the Beneficiary for a number of shares less than that represented by the aforementioned vesting schedule or if they are not exercised at all, the Offered Shares which shall not have been subscribed for may be subscribed for during any subsequent Exercise Period, provided that no Offered Shares may be subscribed for after the expiration of the Term of the Option.

8.2                               In the event that the exchange of any ECU Options for Replacement Options results in the amount, if any, by which (A) the total fair market value (determined immediately after the Effective Time) of the Corporation’s common stock that a holder of a Replacement Option is entitled to acquire upon the exercise of such Replacement Option exceeds (B) the amount payable to acquire such common stock (the “Golden Option In-The-Money Amount”) exceeding the amount, if any, by which (X) the total fair market value (determined immediately before the Effective Time) of the shares of ECU that a holder of ECU Options was entitled to acquire upon the exercise of such ECU Option exceeds (Y) the amount payable to acquire such ECU shares (the “ECU Option In-The-Money Amount”), the number of shares of Corporation common stock for which each Replacement Option received on such exchange may be exercised will be adjusted with effect at and from the Effective Time so as to ensure, in accordance with subsection 7(1.4) of the Income Tax Act (Canada), that the Golden Option In-The-Money Amount does not exceed the ECU Option In-The-Money Amount; provided, further, that if the provisions of this Section 8.2 would otherwise result in a holder of ECU Options receiving, in the aggregate, Replacement Options exercisable for a fraction of a share of Corporation common stock, the aggregate number of Replacement Options received as consideration for the exchange of such ECU Options shall be rounded up or down, as applicable, to the nearest whole share of Corporation common stock.

8.3                               Any Beneficiary who wishes to exercise his Replacement Options in any given Exercise Period shall, within the prescribed delay, ensure that the Secretary of the Corporation receives at the head office of the Corporation a written notice in the form of Schedule B indicating the number of Offered Shares which he wishes to subscribe for, up to the maximum number of Offered Shares for which he may subscribe, accompanied by a certified check or bank draft payable to the order of the Corporation in the amount required in order to fully acquit the subscription price for the Offered Shares which are thereby being subscribed.

8.4                               No financial assistance will be provided by the Corporation to any Beneficiary to facilitate the purchase of Offered Shares pursuant to the Plan.

8.5                               In the case where the Beneficiary is an Employee, a Director or a Consultant of the Corporation or one of its subsidiaries, at the time of the exercise of his Replacement Options, the Beneficiary must be an Employee, a Director or a Consultant of the Corporation or of one of its subsidiaries. Nevertheless, (i) in the event such Beneficiary ceases to be an Employee, Director or Consultant of the Corporation or of one of its subsidiaries within 180 days following the Effective Date, such Beneficiary may, at any time prior to the earlier of (a) two years following the Effective Date, or (b) the expiry date of the Replacement Options, exercise the Replacement Options which are vested in his favor as of the date of the termination of his employment, office or mandate, as the case may be, (ii) in the event of the death of such Beneficiary not covered by Section 8.5(i), his heirs, legatees or assignees may, within the 12 months following his death, exercise the Replacement Options which are vested in his favor on the date of his death, and (iii) such Beneficiary may otherwise exercise the Replacement Options which are vested in his favor on the date of the termination of his employment, office or mandate, as the case may be, within 90 days following the termination of his employment, office or mandate, as the case may be, or within 30 days following the termination of his employment in the case of a Beneficiary who is engaged in Investor Relations Activities. If they are not exercised prior to the expiration of the aforementioned delays, the Replacement Options vested in favor of such Beneficiary on the date of the termination of his employment, office or mandate, as the case may be, or his death, as applicable, shall become null and void. Notwithstanding the foregoing, in no event may a Replacement Option be exercised after the expiry of the Term of the Option.

9.                                      ISSUANCE AND DELIVERY OF SHARES

9.1                               The Offered Shares subscribed for as indicated in Section 8.2 shall be issued, attributed and distributed to the Beneficiaries on the 10th working day following the date of the receipt by the Secretary of the Corporation of the notice prescribed by Section 8.2 and such Beneficiaries shall from the date of such issuance forward be considered as registered holders of the Offered Shares subscribed for. Until the Offered Shares are issued, attributed and distributed, a Beneficiary shall not have the rights or obligations of a stockholder with respect to the Offered Shares. The share certificates shall be registered in the name of the Beneficiary and delivered in accordance with his written instructions. The certificates representing the Offered Shares subscribed for shall be delivered no later than 20 working days following payment.

10.                               NON-ASSIGNABILITY OF OPTIONS

10.1                         Subject to Section 8.5, the Replacement Options conferred pursuant to the Plan may not be transferred or assigned to any person.

11.                               ADJUSTMENT OF RIGHTS OF BENEFICIARIES

11.1                         In the event that the common stock of the Corporation is split, consolidated or reclassified, or in the event that there is a declaration of a special dividend or a dividend payable in common stock, or in the event of a merger, reorganization or consolidation of the Corporation or the sale of all or substantially all of the property or assets of the Corporation to any other company, all of which events may be carried out by the Corporation in its entire discretion, an adjustment of the rights of the Beneficiaries shall be made, if necessary, by the auditors of the Corporation, whose decision shall be final and binding on all parties. Any such adjustment shall be subject to the approval of the Exchange, if applicable.

12.                               CHANGE OF CONTROL

12.1                         Notwithstanding any other provision of this Plan, in the event of a Change of Control, the Board may, in its discretion, by written notice delivered to each of the Beneficiaries, cause all of the Replacement Options held by Beneficiaries pursuant to the Plan to become immediately vested and provide each of the Beneficiaries under the Plan with the choice to exercise all of the Replacement Options held by them within 15 days following the date of delivery of such notice by the Board, failing which such Replacement Options shall expire after such 15-day period and no longer be exercisable.

13.                               TERMINATION OF THE PLAN

13.1                         The Plan shall terminate automatically in the event that there are no Replacement Options outstanding under the Plan.

14.                               MODIFICATION, INTERPRETATION AND ADMINISTRATION OF THE PLAN

14.1                         The Plan shall become effective upon the Effective Date.

14.2                         The Board may from time to time in its absolute discretion amend, modify and change the provisions of a Replacement Option or the Plan without obtaining approval of shareholders to:

(a)                                  make amendments of a “housekeeping” nature;

(b)                                 change the vesting provisions of a Replacement Option or the Plan;

(c)                                  change the termination provisions of a Replacement Option or the Plan in such a manner which does not entail an extension beyond the original expiry date of the Replacement Option or the Plan;

(d)                                 reduce the exercise price of an option held by a Beneficiary who is not an insider of the Corporation;

(e)                                  remove or change any restriction or condition attached to an Offered Share;

(f)                                    implement a cashless exercise feature, payable in cash or securities; and

(g)                                 make any other amendments of a non-material nature which are approved by the Exchange.

Notwithstanding the foregoing, except as provided in Section 11.1 relating to adjustments upon changes in common stock, no amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is necessary to satisfy the requirements of applicable law (including, without limitation, Rule 16b-3 under the U.S. Securities and Exchange Act of 1934), any applicable Stock Exchange Rules or Section 409A of the Code.

14.3                         All other amendments, modifications or changes shall only be effective upon such amendment, modification or change being approved by the stockholders of the Corporation in accordance with the Stock Exchange Rules (which may impose a different approval threshold).

14.4                         Any amendment, modification or change of any provision of the Plan shall be subject to approval, if required, by any regulatory body having jurisdiction.

14.5                          The Plan shall be administered by the Board or the Committee, as the case may be, either of which shall have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Board or the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made or approved by the Board or the Committee in good faith shall be final and conclusive and shall be binding on the Beneficiaries and the Corporation. No Director shall be personally liable for any action taken or determination or interpretation made or approved in good faith in connection with the Plan and the Directors shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Corporation.

15.                               WITHHOLDING OBLIGATIONS

15.1                         If the Corporation has or will have a legal obligation to withhold the taxes related to the Replacement Options, including the vesting or exercise thereof, such Replacement Options may not be granted, vested or exercised in whole or in part, unless such tax obligation is first satisfied in a manner satisfactory to the Corporation.  The Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation is required by any foreign, federal, state or local law or regulation of any governmental authority whatsoever relating to the exercise or acquisition of common stock pursuant to Replacement Options, including by any of the following means (in addition to the Corporation’s right to withhold from any compensation paid by the Corporation) or by a combination of such means:  (i) tendering a cash payment in U.S. dollars; (ii) authorizing the Corporation to withhold common stock from the common stock otherwise issuable as a result of the exercise or acquisition of common stock under the Replacement Options, provided, however, that no common stock is withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Corporation owned and unencumbered common stock held for the minimum period required to avoid the Corporation or the Beneficiary incurring an adverse accounting charge.

16.                               MISCELLANEOUS PROVISIONS

16.1                         Participation in the Plan is entirely voluntary and shall not be considered as a condition of employment or continued employment with the Corporation.

16.2                         Nothing in the Plan shall be interpreted so as to in any way affect the rights of the Corporation with respect to the demotion, change, suspension or termination of a Beneficiary, the Corporation reserving all of these rights as if the Plan did not exist.

16.3                         No Beneficiary shall have any rights as a stockholder of the Corporation with respect to any Offered Shares which are the subject of a Replacement Option issued hereunder. No Beneficiary shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or other rights declared for stockholders of the Corporation for which the record date is prior to the date of exercise of any Replacement Option issued hereunder.

16.4                         The Plan does not offer any guaranty against any loss which may be suffered by a Beneficiary due to a decrease in the value of the Offered Shares.

17.                               APPROVAL OF RELEVANT AUTHORITIES

17.1                         It is understood that the Corporation may not and does not intend to implement this Plan until it has received, if required, all necessary approvals or exemptions from the relevant regulatory authorities.

18.                               NUMBER AND GENDER

18.1                         In this Plan, words in the singular include the plural and vice-versa and words in one gender include the neuter and other gender.

19.                               APPLICABLE LAW

19.1                         This Plan shall be subject to and interpreted in conformity with the laws of the State of Delaware.

SCHEDULE A

GOLDEN MINERALS COMPANY

REPLACEMENT STOCK OPTION PLAN

Replacement Option Certificate

1.             This certificate is issued pursuant to the Replacement Stock Option Plan (the “Plan”) of Golden Minerals Company (the “Corporation”). Capitalized terms used but not defined herein have the meaning given to such terms in the Plan.

2.             Pursuant to the Plan of Arrangement between the Corporation and ECU Silver Mining Inc. (“ECU”), the          options to purchase common stock of ECU at an exercise price of Cdn$         per share held by you prior to the Effective Date are hereby automatically exchanged for          Replacement Options exercisable at a price of Cdn$          per share, based on the exchange ratio of 0.05 set forth in the Plan of Arrangement.

3.             This certificate evidences your ownership of options to purchase          shares of the Corporation’s common stock at an exercise price of Cdn$        , terminating on                   .

4.             This certificate replaces and supersedes all previous agreements between you and ECU with respect to any ECU Options held by you, including any certificate issued by ECU pursuant to the Stock Option Plan adopted by ECU on November 30, 2006 and amended on May 1, 2009.

GOLDEN MINERALS COMPANY

by its authorized signatory:

Name:
Title:

SCHEDULE B

GOLDEN MINERALS COMPANY

REPLACEMENT STOCK OPTION PLAN

Exercise Notice

To:	Golden Minerals Company
350 Indiana Street, Suite 800
Golden, Colorado 80401

The undersigned hereby irrevocably gives notice, pursuant to the Replacement Stock Option Plan of Golden Minerals Company (the “Corporation”), of the exercise of options to acquire, and hereby subscribes for,                                of the shares of common stock which are the subject of the option certificate attached hereto.

Calculation of total subscription price:

i.             number of shares to be acquired on exercise:                    shares

ii.          multiplied by the subscription price per share: Cdn$

TOTAL EXERCISE PRICE, enclosed herewith:	Cdn$

The undersigned tenders herewith a certified check or bank draft in the amount of Cdn$                             payable to the Corporation in an amount equal to the total subscription price of the aforesaid shares, as calculated above, and directs the Corporation to issue the share certificate evidencing said shares in the name of the undersigned and, where applicable, to return a new option certificate for the unexercised balance of the options to the undersigned by mail at the following address:

DATED this              day of                                          20    .

Signature of Beneficiary

Name of Beneficiary